Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment (the “First Amendment”) to that certain Employment Agreement dated January 1, 2002 by and between HCC INSURANCE HOLDINGS, INC (the “Company” or “HCC”) and EDWARD H. ELLIS, JR. (“Executive”) (the “Agreement”) is entered into effective as of April 15, 2006. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.
In consideration of the covenants and agreements of the parties set forth below and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.           The Basic Term of the Agreement set forth in Paragraph 1 of the Agreement shall be extended to December 31, 2008.
2.           Paragraph 2(a) of the Agreement is deleted in its entirety and replaced with the following:
2(a) Duties as Employee of the Company. Executive shall, subject to the supervision of the Chief Executive Officer or such other person as the Board shall designate (the “Supervisor”), be employed as an Executive Vice President and Chief Financial Officer of the Company and shall have such duties and responsibilities as are determined by the Supervisor with respect to such management and control as may be reasonably incident to the responsibility incident to Executive’s title. Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm corporation or organization, whether for compensation or otherwise, without the prior written consent of the Supervisor. However Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments so long as such activities do not materially interfere or conflict with the performance of his duties to the Company hereunder.
It is understood and agreed that the Executive may be asked to relinquish the position of Chief Financial Officer to a qualified successor appointed by the Board, but that in now way will otherwise effect this agreement or change the other current responsibilities of the Executive or those which may be added from time to time by the Supervisor. Such responsibilities currently including oversight of investments, Treasury, internal audit, investor relations and rating agencies and assisting the Chief Executive Officer with M&A activities

     3.           Paragraph 3(a) of the Agreement are deleted in its entirety and replaced with following:
3 (a) Base Salary. Executive shall receive a base salary paid by the Company at the annual rate of $425,000 for 2006 and increasing by $25,000 each year during the Basic Term in substantially equal monthly installments. For purposes of this Agreement, “Base Salary” shall mean the Executive’s initial base salary or, if increased, then the increased base salary. Any bonus, to be determined by the Compensation Committee of the Board of Directors.
     4.           A new Sub-paragraph (6) is added to Paragraph 4 (b) of the Agreement as follows:
(6) Until such time as Executive is eligible for Medicare, the Company shall provide medical insurance to Executive (and his dependents) in accordance with and subject to the terms of the Company’s plan at the same rates charged to Company employees.
     5.           All other provisions of the Agreement remain in full force and effect and are not altered by this Amendment.
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     IN WITNESS WHEREOF, the parties have executed this Agreement on April 10, 2006 to be effective as of April 15, 2006

EXECUTIVE:	COMPANY: HCC INSURANCE HOLDINGS, INC.

/s/ Edward H. Ellis, Jr.	/s/ Stephen L. Way

Edward H. Ellis, Jr.	Stephen L. Way, Chairman of the Board and Chief Executive Officer

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